Exhibit 10.13

SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (“Agreement”) is between American Water Works Service Company, Inc. (“American Water” or the “Company”) and Melanie Kennedy (“Executive”).

WHEREAS, Executive is a full-time executive employee of American Water;

WHEREAS, American Water Works Company, Inc. agreed to a separation from service with Executive effective March 1, 2025 (the “Separation Date”);

WHEREAS, the Company maintains the American Water Works Company, Inc. Executive Severance Policy (the “Severance Policy”) for certain key executives, Executive is an Eligible Executive, as defined and used in the Severance Policy, and Executive is eligible to receive certain severance payments and benefits under the Severance Policy as set forth herein if Executive signs, does not revoke, and fully complies with this Agreement;

WHEREAS, Executive and American Water have agreed to resolve all claims and potential claims which have been, or could have been, brought by Executive against American Water arising out of Executive’s employment with American Water to date;

WHEREAS, Executive and American Water desire to enter into this Agreement to document the terms of the separation of Executive’s employment with American Water, with the parties agreeing that neither party admits wrongdoing, fault, or liability whatsoever, and that nothing herein shall be construed or interpreted as an admission of any wrongdoing, fault or liability of either party.

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Termination of Employment. Effective as of the Separation Date, (i) Executive’s employment with the Company and its subsidiaries and affiliates (collectively, the “Company Group”) will terminate in all respects, and (ii) Executive will be deemed to have resigned from any officer position with any member of the Company Group.

2.Consideration. Provided that Executive timely signs, does not revoke, and remains fully compliant with the terms of this Agreement, the Company will provide Executive with the following payments and benefits (the “Severance Benefits”).

a.Severance. American Water shall pay to Executive:

i.In accordance with and as calculated pursuant to the Severance Policy, American Water will pay Executive’s current base salary in the amount of $487,953 from the Separation Date through the first anniversary of the

Separation Date (the “Severance Period”), which will be paid according to American Water’s regular pay schedule beginning with the first regular pay day following the Effective Date, provided that Executive (i) is not in breach of her obligations under this Agreement, and (ii) this Agreement has become effective pursuant to Section 11(g). This payment will be subject to all applicable and lawful withholdings and deductions. The first installment shall include a catch-up for any amounts that would have otherwise been paid from the Separation Date through the Effective Date of the Agreement.

ii.In addition, the Company shall make an additional supplemental cash payment to Executive of $300,000. This additional supplemental cash payment will be subject to all regular lawful withholdings and deductions and shall be paid in a lump sum within sixty (60) days after the Separation Date, provided that this Agreement has become effective pursuant to Section 11(g).

b.Annual Performance Plan Award. In accordance with and as calculated pursuant to the Severance Policy, Executive will receive a pro rata award under the Company’s Annual Performance Plan (the “APP”), to the extent such payments are made under the terms of the applicable APP, to be pro-rated based on the period of time between the start of such performance year and the Separation Date (the “Pro Rata Bonus”). The Company will pay Executive the Pro Rata Bonus, less applicable and lawful withholdings and deductions, at the same time other 2025 awards are paid under the APP, but no later than March 15, 2026.

c.Group Health Insurance. If Executive participates in American Water’s group health care plan on Executive’s Separation Date and Executive timely elects continuing coverage through COBRA, American Water shall pay both employee and employer portions of the costs associated with maintaining this coverage through COBRA for 12 months, retroactive to April 1, 2025, subject to all regular lawful withholdings and deductions to the extent applicable. This coverage will be the same level of health, dental, and vision care that the Executive and Executive’s family received immediately prior to the Separation Date. Thereafter, Executive and any eligible dependents will be entitled to continue health care coverage at Executive’s sole expense for the remaining balance of the COBRA coverage period. Executive’s right to COBRA health care continuation will be set forth in a separate letter.

d.Employee Assistance Program. In accordance with and as calculated pursuant to the Severance Policy, American Water will provide Executive six (6) months of continued access beginning on April 1, 2025 to the American Water Employee Assistance Program for Executive.

3.Valid Consideration. Executive acknowledges and agrees that the Severance Benefits: (i) would not be required by the Company’s policies or procedures or by any pre-existing contractual obligation of American Water if the Executive did not enter into this

Agreement and provide the Company the release of claims and other commitments set forth herein, (ii) constitute valid consideration for the Executive’s promises and obligations under this Agreement, and (iii) represent complete satisfaction of any and all compensation and benefits due to Executive from the Company, including but not limited to, under the Severance Policy (other than any of Executive’s accrued benefits that vested prior to the Separation Date or as otherwise provided in Section 9).

4.Confidentiality; Non-Disclosure; Return of Property; Disparaging Statements; References.

a.Confidentiality. Executive understands and agrees that the circumstances of Executive’s separation and the fact, terms, and contents of this Agreement shall remain confidential and shall not be disclosed by Executive or Executive’s agents and representatives, with the exception of: (1) disclosure to members of Executive’s immediate family, Executive’s attorneys, accountants, tax or financial advisors, each of who shall be informed of this confidentiality obligation and shall agree to be bound by its terms; (2) disclosure to the Internal Revenue Service or state or local taxing authority; (3) disclosure as is expressly required or protected by law; (4) disclosure by American Water or its parent company, American Water Works Company, Inc., through a press release or in a filing with the Securities and Exchange Commission, or to a national stock exchange; (5) any disclosures made by the Executive pursuant to the whistleblower provisions in the Exchange Act (15 U.S.C. § 78u-6) and the Sarbanes Oxley Act of 2002 (18 U.S.C. § 1514A); or (6) in any action to challenge or enforce the terms of this Agreement provided that such disclosure is covered by an appropriate confidentiality order to the maximum extent permitted by the applicable authority. Nothing contained in this Agreement shall preclude Executive from initiating and/or cooperating fully with any governmental investigation. Executive’s confidentiality obligation in this Section 4(a) as to the fact, terms, and contents of the Agreement does not apply if the Agreement becomes publicly available without breach of this Agreement.

b.Non-Disclosure of Confidential Information and Trade Secrets. Executive acknowledges that as an employee of American Water, Executive had access to and was entrusted with the Company’s confidential and proprietary business information and trade secrets defined in this Section 4(b)(i). At all times prior to, during, and following Executive’s separation from employment with American Water, except as provided in Section 10, Executive represents that she has maintained and agrees that Executive will continue to maintain such information in strict confidence and has not disclosed, used, transferred or sold and will not disclose, use, transfer or sell (directly or indirectly) such information to any third party (except as may be required by law or legal process) so long as such information or proprietary data remains confidential and has not been properly and lawfully disclosed or is not otherwise lawfully in the public domain. Executive further agrees that, at the Company’s request, Executive will deliver and/or provide access to any personal computing device, telephone, hard disk, backup tapes, cloud systems, disks or thumb or flash drives for the Company’s review and permit the Company to delete all confidential and proprietary business information and trade secrets contained on such devices.

i.Definition of “Confidential and Proprietary Business Information and Trade Secrets”. For purposes of this Agreement, “confidential and proprietary business information and trade secrets” includes, but is not limited to, all information about markets, key personnel, operational methods, proprietary intellectual property, real property, plans for future developments, projects in the pipeline, bid information, manuals, books, training materials, forms and procedures, policies, customer or prospective customer lists, customer related data, marketing plans and strategies, financial information, documents relating to any of the foregoing, and other written and oral materials (whether computerized or on hard copy) which are related to the business of the Company and the confidentiality of which the Company attempts to maintain with reasonable efforts and which the Company has not released to the general public.

c.Notice of Immunity for Confidential Disclosure of a Trade Secret to an Attorney, the Government or in a Court Filing. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or
•Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 18 U.S.C. § 1833(b)(1).

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. 18 U.S.C. § 1833(b)(2).

d.Return of Property. Executive returned to American Water Executive’s Company-issued cell phone, access badge, laptop and other computer equipment, and company credit card. Executive represents that Executive has not retained any copies of any and all property of the Company or Releasees in Executive’s possession or control, including (without limitation) all papers, documents, business plans, project or pipeline information, correspondence, and electronic or digitally stored information containing “confidential and proprietary business information and trade secrets” as defined in Section 4(b)(i).

e.Disparaging Statements. Except as provided in Section 10, Executive agrees not to make written (to include online or other written statements) or oral statements about American Water, its affiliates, or any of the other Releasees (as defined in Section 6(a) below) that are negative or disparaging. The Company agrees to instruct the Executive Leadership Team, defined as of the Agreement’s Effective Date, not to make written (to include online or written statements) or oral statements about Executive that are negative or disparaging.

f.References. Executive agrees that all requests for references will be directed solely to the attention of Marty Falkenberg, [REDACTED], and if he is no longer employed by the Company, to the Human Resources Department. Upon any request for a reference, per Company policy, the Company will solely confirm Executive’s dates of employment with American Water and positions Executive held with American Water.

g.Taxes. As required by law, the Company will issue the appropriate IRS Form(s) at the appropriate time. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect. Notwithstanding the foregoing, Executive agrees that (i) Executive shall be solely responsible for all taxes, including, but not limited to, income and excise taxes, imposed on Executive in respect of amounts paid to Executive by the Company under this Agreement; (ii) Executive shall not seek reimbursement from the Company for such taxes; and (iii) Executive agrees to and does hereby indemnify and hold the Company harmless against any and all tax liability, interest, and/or penalties.

5.Non-Solicitation.

a.Non-Solicitation.

i.Executive agrees that, during the Severance Period, Executive will not, either alone or in association with others, call on, solicit, or permit any organization directly or indirectly controlled by Executive or which may employ or engage with Executive to call on or solicit, in any manner, any Client of the Company. “Client” shall mean any corporation, partnership, association, United States military base, or United States (to include federal, state, county or local government) or foreign governmental entity that has or had an account or contract with the Company or any of its subsidiaries, affiliates or parents during Executive’s employment or on the Separation Date regardless of whether Executive has directly worked with such Client.

ii.Executive further agrees that, during the Severance Period, Executive will not directly or indirectly, either alone or in association with others, solicit, or permit any organization directly or indirectly controlled by Executive or which may employ or engage with Executive to solicit, any employee, contractor or executive of the Company to leave the employ of the Company, or solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive or which may employ or engage with Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by or contracting with the Company at the time of the termination of Executive’s employment with the Company; provided that this clause shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six (6) months or longer at the time of such solicitation, hiring or employment. Notwithstanding Section 5, Executive is not subject to any non-compete agreement or restriction.

b.Extension of Restrictions. If Executive violates any of the provisions of this Section 5, the duration of the provisions shall automatically be extended, and Executive shall continue to be bound by the restrictions set forth in Section 5 until a period of twelve (12) months has expired without any violation of such provisions.

c.Interpretation. If any restriction set forth in Section 5 is found by any court of competent jurisdiction to be overbroad, such restriction shall be enforceable to the maximum extend permissible by law.

d.Equitable Remedies. The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 5 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of a bond or other security and without proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled, including but not limited to liquidated and punitive damages. Executive further agrees that the Company shall be entitled to its reasonable fees and costs if a court of competent jurisdiction issues a temporary restraining order or preliminary or permanent injunction against the Executive or a court of competent jurisdiction finds that Executive breached the terms of the Agreement, in whole or in part, even if not all requested temporary restraining order or injunctive relief is granted.

6.General Release of Legal Claims.

a.Executive, on behalf of Executive and her heirs, executors, administrators, and/or assigns, does hereby release and forever discharge American Water, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, partners, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers, and reinsurers of such plans), past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, “Releasees”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Executive ever had, now has or which Executive’s executors, administrators, or assigns may have from the beginning of time to the date Executive executes this Agreement, and including, without limitation, any claims arising from or relating to Executive’s employment relationship with and compensation by American Water, and the termination of such relationship, including, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), ADEA, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the ADEA, the OWBPA, New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Discrimination in Wages Law, the New Jersey Security and Financial Empowerment Act, the New Jersey Family Leave Insurance provisions of the New Jersey Temporary Disability Benefits Law, the New Jersey Earned Sick Leave Law, the New Jersey Domestic Partnership Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Wage Theft Act, the New Jersey Equal Pay Act, the New Jersey False Claims Act, the New Jersey Smokers’ Rights Law, the New Jersey Genetic Privacy Act, the New Jersey Fair Credit Reporting Act, the New Jersey Emergency Responders Employment Protection Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act (the New Jersey WARN Act), the New Jersey Compassionate Use Medical Cannabis Act, the New Jersey Secure Choice Act, the retaliation provisions of the New Jersey Workers’ Compensation Law, and any and all other federal, state, or local constitutional, statutory, regulatory, or common law causes of action now or hereafter recognized, and any claims for attorneys’ fees and costs. Nothing in this Agreement shall waive rights or claims that arise after the date that Executive executes this Agreement.

b.Notwithstanding the broad scope of Section 6(a), this Agreement is not intended to bar any claims that, as a matter of applicable law, whether by statute or otherwise, cannot be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any claims that arise after the date that the Executive executes this Agreement. Nothing in this Agreement is intended to interfere with, prevent or prohibit Executive from making or asserting: (i) any claim or right Executive may have under COBRA; (ii) any claim or right Executive may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during Executive’s employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right Executive may have under this Agreement; (vii) any claim that is not otherwise waivable under applicable law; or (viii) any claim or right Employee may have as set forth in Section 10, including the right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), and similar state or local agencies.

c.Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

7.Cooperation.  Executive agrees that Executive shall cooperate with the Company or Releasees in the prosecution or defense of any claim currently pending or hereinafter pursued by or against the Company or Releasees without the payment of any additional compensation other than as set forth in this Agreement. Upon receipt of appropriate supporting documentation, American Water shall reimburse Executive for all of Executive’s approved and reasonable costs and expenses incurred in connection with such cooperation. In the case of legal proceedings involving the Company or Releasees, to the extent permissible by law and except as set forth in Section 10, Executive will notify, in writing, the individual then holding the office of General Counsel, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102-1658, of any subpoena or other similar notice to give testimony or provide documentation within two (2) business days of receipt of the same and prior to providing any response thereto. Nothing in this Agreement shall preclude Executive from participating in and fully cooperating with any governmental investigation.

8.Business Expenses and Compensation.  Executive acknowledges and agrees that (i) should Executive execute and not revoke this Agreement, the consideration set forth in this Agreement is in complete satisfaction of any and all compensation and benefits due to Executive from the Company, and that no further payments, compensation, benefits or other amounts are owed or will be paid to Executive by the Company, unless specifically described in this Agreement; (ii) Executive has been reimbursed by American Water for all business expenses incurred by Executive and that no other reimbursements are owed to Executive; and (iii) Executive has not suffered any on-the-job injury for which Executive has not already filed a claim.

9.Accrued Benefits. In addition to the consideration provided under this Agreement, following the Separation Date, Executive will be entitled to receive (i) any accrued, but unused, vacation as of the Separation Date, which will be paid to Executive on the first Company payroll date that follows the Separation Date; and (ii) any accrued or owing, but not yet paid, vested benefits under the Company’s 401(k) plan, pension plan, nonqualified deferred compensation plan, and post-employment retirement plan and any other plan in which Executive may have participated, will be paid to Executive at the times provided under such plans. Any restricted stock units and performance stock unit grants that were granted to Executive under the Company’s Long Term Performance Plan (“LTPP”) that are outstanding as of the Separation Date will be subject to the terms and conditions of the respective grant agreements covering such grants, and accordingly any unvested awards granted under the LTPP will be forfeited without consideration or further action on the part of the Company or Executive.

10.Permitted Conduct. Nothing in this Agreement shall prohibit or restrict Executive from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, filing a charge or complaint with, or otherwise participating, testifying, or assisting in any investigation or proceeding by any governmental or regulatory agency, entity, or official(s) including the EEOC, the NLRB, and the Securities and Exchange Commission (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; or (c) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Executive is not required to advise or seek permission from the Company before engaging in any such activity. Notwithstanding the foregoing, Executive understands and agrees that, pursuant to this Agreement (i) Executive is waiving any right to recover monetary damages or any other form of personal relief from the Company and Releasees in connection with any such charge, complaint, investigation, or proceeding; and (ii) to the extent Executive receives any personal or monetary relief in connection with any such charge, complaint, investigation, or proceeding, the Company and Releasees will be entitled to an offset for the payments, benefits, and other items of value provided for in Section 2 of this Agreement to the fullest extent permitted by law; provided, however, that this Agreement does not impact Executive’s ability to receive and retain an award from a government-administered whistleblower award program for providing information directly to a government agency. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

11.Acknowledgements. Executive hereby certifies and acknowledges that:

a.Executive has read the terms of this Agreement and that Executive understands its terms and effects, including the fact that Executive has agreed to REMISE, RELEASE, AND FOREVER DISCHARGE Releasees from all claims set forth in Section 6(a);

b.Executive is receiving consideration which is in addition to anything of value to which Executive otherwise would have been entitled had Executive not executed this Agreement;

c.Executive enters into this Agreement knowingly and voluntarily without any coercion on the part of any person or entity;

d.Executive was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever Executive deemed appropriate;

e.Executive was advised in writing, by way of this Agreement, to consult an attorney before signing this Agreement;

f.Executive has been given twenty-one (21) calendar days within which to consider this Agreement (the “Consideration Period”) and, in the event that Executive signs this Agreement and returns it back to the Company during this Consideration Period, said signing constitutes a knowing and voluntary waiver of this Consideration Period. Executive further understands that any changes to this Agreement, whether material or immaterial, do not restart the Consideration Period;

g.After Executive executes this Agreement, Executive has a period of seven (7) calendar days within which Executive may revoke this Agreement (the “Revocation Period”). If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke. If Executive elects to revoke, Executive shall notify Stacy Mitchell, General Counsel, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102-1658, [REDACTED], in writing of Executive’s revocation. Unless revoked within this period, this Agreement becomes effective on the eighth (8th) day after Executive signs the Agreement (the “Effective Date”);

h.Executive understands that she will not be entitled to receive the Severance Benefits unless and until (i) Executive executes this Agreement within the Consideration Period, but no earlier than the Separation Date; (ii) the seven (7) day Revocation Period expires without Executive having exercised Executive’s right of revocation; and (iii) Executive has complied with her obligations under the Agreement; and

i.Executive does not waive rights or claims that may arise after the date this Agreement is executed.

12.Indemnification and Similar Rights. Nothing contained in this Agreement shall be construed to alter, limit, or release any right to indemnification, advanced payment of expenses, or similar rights that the Executive may have pursuant to the Company’s bylaws, other governance instruments, insurance coverage, or applicable law relating to actions by the Executive on behalf of the Company within the scope of and during the course of her employment with the Company.

13.Section 409A. To the extent applicable, this Agreement is intended to comply with, or be exempt from, the applicable provisions of section 409(A) of the Internal Revenue Code (the “Code”). Accordingly, all provisions herein are intended to be construed and interpreted to comply with section 409A of the Code or an exemption therefrom. Further, for purposes of section 409A of the Code, it is intended that each payment provided for hereunder, including each payment under a right to receive installment payments, be treated as a separate payment. Executive agrees and understands that neither the Company nor any of the other Releasees (i) have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to section 409A of the Code and (ii) makes or has made any representation, warranty or guarantee to Executive of compliance under section 409A of the Code.

14.General Terms.

a.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Executive and to the Company at the addresses set forth below:

If to Executive:

Melanie Kennedy, at the address on file in the Company’s payroll records

If to Company:

Stacy Mitchell
Executive Vice President, General Counsel
American Water Works Service Company, Inc.

1 Water Street
Camden, NJ 08102

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

b.Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Executive’s employment and termination thereof, and the other subject matters addressed herein between the parties and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

c.Modification. This Agreement can be modified only by a writing signed by both Executive and a named officer of the Company.

d.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Company and Executive. Executive has not purported to assign any rights or obligations under this Agreement at the time of its execution.

e.Interpretation of Agreement. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. Notwithstanding, the foregoing, if the release is deemed unenforceable then Executive shall not be entitled to the consideration provided by this Agreement, which shall be repaid to the Company.

f.Choice of Law and Forum. This Agreement shall be governed by the substantive law of the state of New Jersey without regard to its conflict of law rules.

g.Arbitration. The parties acknowledge and agree that the Company is engaged in interstate commerce. The Federal Arbitration Act applies to this Agreement and shall govern the interpretation, enforcement, and arbitrability of claims under this Agreement. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to arbitration in Camden County, New Jersey, to the extent permitted by applicable law (“Covered Claims”). The parties understand and agree that the arbitration shall be conducted by JAMS in accordance with the JAMS Employment Arbitration Rules and Procedures and the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness in effect at the time the dispute arises to the extent not inconsistent with the terms of this

Agreement (“JAMS Rules”), provided, however, that the arbitrator shall allow the discovery authorized under the governing law as set forth below for a state court proceeding. The arbitrator shall render a written award and opinion. The JAMS Rules may be found on the Internet at www.jamsadr.com. The demand for arbitration must be filed within the statute of limitations applicable to the claim on which arbitration is sought. To the extent permitted by law, all claims covered by this Section 14(g) must be brought and pursued in arbitration on an individual basis, meaning for injuries or violations directly experienced by the parties themselves. The parties waive any right to class or collective procedures, which means that they waive any right to litigate in court or in arbitration on a class or collective basis. The parties agree that they will not submit, initiate, or participate in any litigation on a class or collective basis. The parties also agree that the arbitrator will have no power to adjudicate or award remedies for violations and/or injuries that a party to the arbitration did not directly experience itself. Claims may not be joined or consolidated in arbitration with disputes brought by other individual(s) or for violations suffered by other individual(s), unless agreed to in writing by all parties. Similarly, no arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration. If, for any reason, any portion of the above waivers of claim joinder and to not proceed on a class/collective basis are held unenforceable or invalid, then a court of competent jurisdiction, not an arbitrator, will decide the claim or portion of the claim which was held unenforceable, provided that if any portion of the waiver remains valid, the claim will be heard and enforced in arbitration. Further, all individual Covered Claims will remain subject to arbitration. Any claim that must be decided in court pursuant to this provision shall be stayed until the arbitration is concluded unless such stay is contrary to applicable law. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties agree that the Company will pay reasonable arbitration fees, except that if Executive initiates a claim (other than for non-payment under the Agreement), Executive will pay any required filing fee up to a maximum of either $400 or the amount required to initiate a claim in court (whichever is lower). Each party shall separately pay for its respective counsel fees and expenses. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by applicable law. The parties agree that the Company will have 30 days after the date an invoice is received for amounts owed to the arbitrator to pay arbitration fees that the Company does not contest. As to arbitration fees the Company does contest, the parties agree that the Company must submit a dispute within 30 days after receiving the invoice or it must pay the invoice. Arbitration fees for hearing the dispute will not be due from the arbitration service more than 45 days before commencement of the hearing. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. Notwithstanding the foregoing, this section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to this Agreement and any agreements incorporated herein by reference. Should any part of the arbitration agreement contained in this section conflict with any other arbitration agreement between the parties, the parties agree that this arbitration agreement shall govern.

Remainder of Page Left Blank Intentionally

The Company and Executive have carefully read and understand all of the provisions of this Agreement. They enter into this Agreement freely, knowingly, and voluntarily. In entering into this Agreement, neither the Company nor Executive is relying upon any representations or promises not expressly set forth in this Agreement. Intending to be legally bound to this Agreement, the Company’s representative and Executive sign their names below.

Executive is not permitted to sign this Agreement until March 1, 2025. If Executive signs this Agreement on or before March 1, 2025, it will be disregarded and will need to be re-signed. None of the consideration described in this Agreement will be provided to the Executive unless the Agreement is properly executed.

/s/ STACY MITCHELL	/s/ MELANIE KENNEDY
Stacy Mitchell Executive Vice President General Counsel American Water Works Service Company, Inc. Dated: March 22, 2025	Melanie Kennedy Dated: March 14, 2025

[Severance Agreement and General Release – Signature Page]

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